Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 23, 2007, with respect to the consolidated balance sheets of Venture Financial Group, Inc. and its subsidiaries and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2006, included as Exhibit No. 23.1 to the Pre-effective Amendment No. 1 to the Registration Statement on Form S-1 and Prospectus of Venture Financial Group, Inc. for the registration of common stock.

Spokane, WA
September 6, 2007